EXHIBIT 3.1
                          CERTIFICATE OF DESIGNATIONS,

                            PREFERENCES AND RIGHTS OF

                    SERIES A EXCHANGEABLE PREFERRED STOCK OF

                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.

                             PURSUANT TO SECTION 151

                     OF THE DELAWARE GENERAL CORPORATION LAW



       The undersigned, being the Chief Executive Officer and the Secretary of Dental/Medical Diagnostic Systems, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (hereinafter the "Corporation"), DO HEREBY CERTIFY:

       FIRST: That pursuant to authority expressly granted and vested in the Board of Directors of said Corporation by the provisions of the Corporation's Certificate of Incorporation, said Board of Directors adopted the following resolution on November 9, 1999 determining the designations, preferences and rights of its Series A Exchangeable Preferred Stock:

       RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, as amended and restated (the "Certificate of Incorporation"), a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Exchangeable Preferred Stock (the "Series A Exchangeable Preferred Stock"), to consist of 2,000 shares, par value $0.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be as set forth in the Certificate of Designations annexed hereto:

       1. NUMBER OF SHARES OF SERIES A EXCHANGEABLE PREFERRED STOCK. Of the 1,000,000 shares of authorized but unissued Preferred Stock, $0.01 par value ("Preferred Stock") of the Corporation, two thousand (2,000) shares shall be designated and known as Series A Exchangeable Preferred Stock, par value $0.01 per share ("Series A Exchangeable Preferred Stock").

       2. VOTING.

              (a) Unless required by law, no holder of any shares of Series A Exchangeable Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. Notwithstanding the foregoing, the Corporation shall provide each holder of record of Series A Exchangeable Preferred Stock with timely notice of every meeting of stockholders of the Corporation and shall provide each holder with copies of all proxy materials distributed in connection therewith.

              (b) So long as shares of Series A Exchangeable Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Delaware General Corporation Law) of the holders of at least 75% in interest of the then outstanding shares of Series A Exchangeable Preferred Stock sold to the original purchasers thereof pursuant to the Exchangeable Preferred Stock and Warrant Purchase Agreement referred to in Section 13 hereof:

                     (i) alter or change the rights, preferences or privileges
              of the Series A Exchangeable Preferred Stock;

                     (ii) create any new class or series of capital stock having a preference over the Series A Exchangeable Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series A Exchangeable Preferred Stock;

                     (iii) increase the authorized number of shares of Series A
              Exchangeable Preferred Stock; or

                     (iv) do any act or thing not authorized or contemplated by this Certificate of Designations which would result in taxation of the holders of shares of the Series A Exchangeable Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

       In the event such holders of at least 75% in interest of the then outstanding shares of Series A Exchangeable Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Exchangeable Preferred Stock, pursuant to subsection (b) above, so as to affect the Series A Exchangeable Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Exchangeable Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right, but not the obligation, for a period of thirty (30) days to exchange any and all shares of then held Series A Exchangeable Preferred Stock pursuant to the terms of this Certificate of Designation as in effect prior to such alteration or change.

       3. DIVIDENDS.

       The holders of shares of Series A Exchangeable Preferred Stock shall be entitled to receive, before any cash dividend shall be declared and paid upon or set aside for the Common Stock in any fiscal year of the Corporation, out of funds legally available for that purpose, cumulative dividends payable in cash or in registered shares of Common Stock (at the sole election of the Corporation) in an amount per share of Series A Exchangeable Preferred Stock outstanding for such fiscal year equal to $40.00. Such dividends shall accrue daily and be payable quarterly on March 31, June 30, September 30 and December 31 of each year. In the event that the Corporation shall elect to


                                   EX 3.1 - 2
pay any such dividend payment in the form of Common Stock, such Common Stock shall be valued at the Market Price on the dividend payment date, as defined in
Section 5 below.

       4. LIQUIDATION. (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidating Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation other than Senior Securities upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Exchangeable Preferred Stock shall have received the Liquidation Preference (as defined in Section 4(c)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Exchangeable Preferred Stock and holders of securities ranking pari passu as to preference upon liquidation with the Series A Exchangeable Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Exchangeable Preferred Stock and such pari passu securities shall be distributed ratably among such shares in proportion to the ratio that that Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

              (b) At the option of each holder, the sale, conveyance of disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series or related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other person or persons when the Corporation is not the survivor shall be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to such transaction an amount equal to the Liquidation Preference with respect to each outstanding share of Series A Exchangeable Preferred Stock held by such holder in accordance with and subject to the terms of this Section 4.

              (c) The Liquidation Preference shall be the Stated Value of $1,000 per share of Series A Exchangeable Preferred Stock plus all accrued but unpaid dividends.

       5. OPTIONAL EXCHANGE. The holders of shares of Series A Exchangeable Preferred Stock shall have the following exchange rights:


                                   EX 3.1 - 3

              (a) RIGHT TO EXCHANGE; EXCHANGE PRICE. Subject to the terms, conditions, and restrictions of this Section 5, the holder of any shares of Series A Exchangeable Preferred Stock shall have the right to exchange each such share of Series A Exchangeable Preferred Stock (except that upon any liquidation of the Corporation, the right of exchange shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Exchangeable Preferred Stock) for an amount of shares of Common Stock equal to the Stated Value of such share or shares of Series A Exchangeable Preferred Stock divided by (i) during the one hundred twenty one (121) day period following the Original Issuance Date, Four Dollars ($4.00) (the "Set Price") and (ii) on and after the 122nd day after the Original Issuance Date, the lesser of the Set Price or the average of the closing bid prices as reported by Bloomberg L.P., on the principal market for the Corporation's Common Stock based on trading volume (the "Principal Market") during any three
       (3) trading days selected by the Holder out of the period of thirty (30) consecutive trading days ending with the last trading day prior to the date of exchange (the "Exchange Date") (the "Market Price"), to determine the exchange price (the "Exchange Price"). However, in no event shall the Exchange Price be greater than the Set Price (the "Maximum Exchange Price"). In addition, if the Exchange Price on any Exchange Date is less than $6.00 (adjusted for any splits, reverse splits or dividends in the form of shares of Common Stock after the Original Issuance Date), then the Corporation shall have the option, upon at least three (3) trading days' prior written notice to all holders of its intention to do so, to pay the holder in cash in an amount equal to (i) the average of the closing bid and asked prices on the Principal Market on the Exchange Date multiplied by (ii) the number of shares of Common Stock which would otherwise be issuable to the holder upon such exchange. If notice of the Corporation's election to pay the holder in cash is not received by the holder prior to three trading days before the receipt by the Corporation of an Exchange Notice, the Corporation shall issue to the holder shares of Common Stock unless otherwise agreed to by the holder. Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of the Principal Market, the Corporation shall not issue shares of Common Stock upon exchange of any shares of Series A Exchangeable Preferred Stock if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation upon exchange of shares of the Series A Exchangeable Preferred Stock or upon exercise of the Warrants issued in connection with the issuance of the Series A Exchangeable Preferred Stock, would exceed 19.9% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the Original Issuance Date; and, in such event, or if the Corporation does not have registered shares of Common Stock available with which to honor Exchanges, the Corporation shall honor such exchange request in cash in accordance with the previous sentence, irrespective of the Exchange Price, and the holder shall be a creditor of the Corporation in respect of such sum. The right to exchange shares of Series A Exchangeable Preferred Stock shall be pro-rated among the original purchasers of such shares or their respective subsequent transferees, if any, in order to comply with the aforesaid overall limitation. Any exchange which is paid in cash shall be paid within three (3) business days of the Exchange Date, or else the late delivery payments set forth in Section 5(d)(ii) hereof shall apply to such late payment, and, upon demand of the holder in such event of late delivery, the holder may require the Corporation to deliver the shares otherwise issuable upon such exchange.

              (b) EXCHANGE DATE. (i) The holder of any shares of Series A Exchangeable Preferred Stock may exchange such shares immediately after the date upon which such shares of


                                   EX 3.1 - 4

       Series A Preferred Stock were originally issued (the "Original Issuance Date"); provided, that the Corporation shall have the right, on no more than three (3) occasions during the life the Series A Exchangeable Preferred Stock, by at least two (2) trading days' prior written notice to the holders, to refuse to honor any Exchange Notice delivered during any specified seven (7) calendar day period.

                     (ii) In no event shall a holder be permitted to exchange
              any shares of Series A Exchangeable Preferred Stock in excess of the number of such shares upon the exchange of which, (x) the number of shares of Common Stock owned by such holder (other than shares of Common Stock issuable upon exchange of shares of Series A Exchangeable Preferred Stock) plus (y) the number of shares of Common Stock issuable upon such exchange of such shares of Series A Exchangeable Preferred Stock, would be equal to or exceed 9.9% of the number of shares of Common Stock then issued and outstanding, including shares issuable upon exchange of the Series A Exchangeable Preferred Stock held by such holder after application of this Section 5(b)(ii). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. To the extent that the limitation contained in this Section 5(b)(ii) applies, the determination of whether shares of Series A Exchangeable Preferred Stock are exchangeable (in relation to other securities owned by holder) and of which shares of Series A Exchangeable Preferred Stock are exchangeable shall be in the sole discretion of such holder, and the submission of shares of Series A Exchangeable Preferred Stock for exchange shall be deemed to be such holder's determination of whether such shares of Series A Exchangeable Preferred Stock are exchangeable (in relation to other securities owned by such holder) and of which shares of Series A Exchangeable Preferred Stock are exchangeable, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination, and shall have no liability to holder with respect thereto. Nothing contained herein shall be deemed to restrict the right of a holder to exchange such shares of Series A Exchangeable Preferred Stock at such time as such exchange will not violate the provisions of this paragraph. The provisions of this Section 5(b)(ii) may be waived by a holder of Series A Exchangeable Preferred Stock as to itself (and solely as to itself) upon (A) not less than 75 days' prior notice to the Corporation, and the provisions of this Section 5(b)(ii) shall continue to apply until such 75th day (or such later date as may be specified in such notice of waiver) or (B) not less than three (3) days' prior notice to the Corporation if and only if the Corporation shall have breached or defaulted upon one or more of its obligations to the holder pursuant to this Certificate of Designation. No exchange in violation of this paragraph but otherwise in accordance with this Certificate of Designation shall affect the status of the Common Stock issued upon such exchange as validly issued, fully-paid and nonassessable.

              (c) NOTICE OF EXCHANGE. The right of exchange shall be exercised by the holder thereof by giving written notice (the "Exchange Notice") to the Corporation, by facsimile or by registered mail or overnight delivery service, with a copy by facsimile to the Corporation's then transfer agent for its Common Stock, as designated by the Corporation from time to time, that the holder elects to exchange a specified number of shares of Series A Exchangeable Preferred Stock representing a specified Stated Value thereof for Common Stock and, if such exchange will result in the exchange of all of such holder's shares of Series A Exchangeable Preferred Stock, by surrender of a certificate or certificates for the shares so to be Exchanged to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Exchangeable Preferred Stock) at any time during its usual


                                   EX 3.1 - 5
       business hours on the date set forth in the Exchange Notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Exchange Notice shall include therein the Stated Value of shares of Series A Exchangeable Preferred Stock to be Exchanged, and a calculation, if applicable, (i) of the Market Price, (ii) the Exchange Price, and
       (iii) the number of shares of Common Stock to be issued in connection with such Exchange.

              (d) ISSUANCE OF CERTIFICATES; TIME EXCHANGE EFFECTED. (i) Promptly, but in no event more than three business days, after the receipt of the Exchange Notice referred to in Section 5(c) and surrender of the certificate or certificates for the share or shares of Series A Exchangeable Preferred Stock to be exchanged (if required), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock for which such shares of Series A Exchangeable Preferred Stock are exchanged. To the extent permitted by law, such exchange shall be deemed to have been effected on the date on which such Exchange Notice shall have been received by the Corporation and at the time specified stated in such Exchange Notice, which must be during the calendar day of such notice, and at such time the rights of the holder of such share or shares of Series A Exchangeable Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such exchange shall be deemed to have become the holder or holders of record of the shares represented thereby. Issuance of shares of Common Stock issuable upon exchange which are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws. In the event that the Corporation elects to pay cash in lieu of issuing Common Stock in accordance with Section 5(a) hereof, such cash payment shall be made on or before the third business day after receipt of an Exchange Notice.

                     (ii) The Corporation cannot refuse to effect the exchange
              of the Series A Exchangeable Preferred Stock into Common Shares or otherwise dishonor or reject any Exchange Notice delivered in accordance with this Section 5 based upon any claim that a holder or any person associated or affiliate with such holder has been engaged in any violation of law or for any other reason, unless an injunction from a court or regulatory body, on notice, restraining or enjoining the exchange of all or some of such shares of Series A Exchangeable Preferred Stock shall have issued and the Corporation shall have posted a surety bond for the benefit of the holder or holder so affected in the amount of the difference between the Exchange Price and the closing ask price on the trading day preceding the date of the attempted exchange, multiplied by the number of shares of Common Stock which would have been issuable upon such exchange, which bond shall remain in effect until the completion of the arbitration or litigation of the dispute and the proceeds of which shall be payable to the affected holder or holders in the event its obtains a favorable judgment. If any third party who is not and has never been an Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the holder obtains a judgment or any injunctive relief from any court or public or governmental authority which denies, enjoins, limits, modifies, delays or disputes the right of the holder hereof to effect the exchange of the Series A Exchangeable Preferred Stock into Common Shares, then the holder shall also have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series A Exchangeable Preferred Stock for cash at a redemption price equal to one hundred twenty five percent (125%) of the Stated Value thereof (the "Mandatory Purchase Amount"). Under any of the circumstances set forth above, the Corporation shall be


                                   EX 3.1 - 6
              responsible for the payment of all costs and expenses of the holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the holder). In the absence of an injunction precluding the same, the Corporation shall issue shares upon a properly noticed exchange.

                     (iii) The holder shall be entitled to exercise its exchange privilege notwithstanding the commencement of any case under 11 U.S.C. ss. 101 ET SEQ. (the "Bankruptcy Code"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss. 362 in respecT of the holder's exchange privilege. The Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss. 362 in respect of the exchange of the Series A Exchangeable Preferred Stock. The Corporation agrees, without cost or expense to the holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. ss. 362.

              (e) FRACTIONAL SHARES. No fractional shares shall be issued upon exchange of Series A Exchangeable Preferred Stock for Common Stock. All fractional shares shall be payable in cash at the closing price per share on the business day prior to the day such payment is accrued. All exchanges pursuant to Section 5 or Section 6 hereof by any holder shall be aggregated so that in no event shall any single holder receive a cash payment in lieu of fractional shares pursuant to this subsection for a fraction greater than or equal to one (1).

              (f) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, or, in the case of any consolidation, merger or mandatory share exchange of the Corporation into any other company, then, as a condition of such reorganization, reclassification or exchange, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Exchangeable Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the exchange of such share or shares of Series A Exchangeable Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such exchange had such reorganization, reclassification or exchange not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the exchange rights) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such exchange rights.

              (g) ADJUSTMENTS FOR SPLITS, COMBINATIONS, ETC. The Set Price and the number of shares of Common Stock into which the Series A Exchangeable Preferred Stock shall be Exchangeable shall be adjusted for stock splits, stock dividends, combinations or other similar events. No adjustment to the Exchange Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to exercise for fair value of options, warrants or restricted stock.


                                   EX 3.1 - 7

       6. MANDATORY EXCHANGE.

              (a) MANDATORY EXCHANGE DATE. If (i) on or after the third year anniversary of the Original Issuance Date of any share of Series A Exchangeable Preferred Stock, or (ii) at any time on or after the 122nd day after such Original Issuance Date if the average of the closing bid prices for the Corporation's Common Stock on the Principal Market for twenty consecutive trading days ending on the trading day prior to the date provided for herein is at least $8.00 per share (adjusted for any splits or reverse splits) and the average daily trading volume on the Principal Market for the thirty trading days ending on the trading day prior to the date provided for herein is at least 50,000 shares (such date as selected by the Corporation being the "Mandatory Exchange Date"), there remain issued and outstanding any shares of Series A Exchangeable Preferred Stock and a registration statement permitting the resale by the holder of the Common Stock issuable upon such exchange is then effective and remains effective through the Mandatory Exchange Date, then the Corporation shall be entitled to require all (but not less than all) holders of shares of Series A Exchangeable Preferred Stock then outstanding to exchange their shares of Series A Exchangeable Preferred Stock for shares of Common Stock at the then effective Exchange Price pursuant to Section 5(a). The Corporation shall provide at least three
       (3) trading days' written notice (the "Mandatory Exchange Notice") to the holders of shares of Series A Exchangeable Preferred Stock of such mandatory exchange. The Mandatory Exchange Notice shall include (i) the Stated Value of the shares of Series A Exchangeable Preferred Stock to be exchanged, (ii) the Exchange Price (which for purposes of this subsection 6(a), shall be the lesser of (A) the Set Price and (B) the average of the three lowest closing bid prices as reported by Bloomberg LP on the Principal Market during the prior thirty (30) consecutive trading days immediately prior to the Mandatory Exchange Date) at the Mandatory Exchange Date, and (iii) the number of shares of the Corporation's Common Stock to be issued upon such mandatory exchange at the then applicable Exchange Price. In lieu of a Mandatory Exchange, the Corporation may buy-out the shares of Series A Exchangeable Preferred Stock by means of such Mandatory Exchange Notice. The amount of cash to be paid in the event of a buy-out shall equal the average of the closing bid and asked prices of the Common Stock on the business day prior to the Mandatory Exchange Date times the number of shares which would have been issued upon a voluntary Exchange, but in no event shall such buy-out price yield the holder a total return on its investment of less than forty percent (40%). Notwithstanding the foregoing, in no event shall the Corporation exchange that portion of the Series A Exchangeable Preferred Stock to the extent that the issuance of Common Stock upon the exchange of such Series A Exchangeable Preferred Stock, when combined with shares of Common Stock received upon other exchanges of Series A Exchangeable Preferred Stock by such holder and any other holders of Series A Exchangeable Preferred Stock or upon exercise of the Stock Purchase Warrants referred to in
       Section 5(a), would exceed 19.9% of the Common Stock outstanding on the Original Issuance Date (unless stockholder approval has been obtained as described in Section 5(a)), or as to any individual holder, make such holder the beneficial owner of 9.9% or more of the Corporation's then-outstanding Common Stock.

              (b) SURRENDER OF CERTIFICATES. On or before the Mandatory Exchange Date, each holder of shares of Series A Exchangeable Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such Mandatory Exchange Notice (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation), and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled or, in the event of a buy-out by the Corporation, the amount of cash


                                   EX 3.1 - 8
       such holder is entitled within three business days. On the Mandatory Exchange Date, all rights with respect to the Series A Exchangeable Preferred Stock so exchanged, including the rights, if any, to receive notices and vote, will terminate, provided that the Corporation either
       (i) delivers the shares of Common Stock to be delivered upon such Exchange within five (5) business days of the Mandatory Exchange Date or
       (ii) in the event of a buy-out in lieu of a Mandatory Exchange, delivers the buy-out price within five (5) business days of the Mandatory Exchange Date, and otherwise such Mandatory Exchange shall be void and the Corporation shall not thereafter have any further right to require a Mandatory Exchange. All certificates evidencing shares of Series A Exchangeable Preferred Stock that are required to be surrendered for Exchange in accordance with the provisions hereof, from and after the Mandatory Exchange Date, shall be deemed to have been retired and cancelled, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series A Exchangeable Preferred Stock accordingly.

       7. REDEMPTION OF SERIES A EXCHANGEABLE PREFERRED STOCK.

              (a) RIGHT TO REDEEM SERIES A EXCHANGEABLE PREFERRED STOCK. At any time and from time to time upon the earlier of (i) the financial closing of an underwritten public offering of the Corporation's Common Stock or
       (ii) six months after the Original Issuance Date, the Corporation may, in its sole discretion, but shall not be obligated to, redeem, in whole or in part, the then issued and outstanding shares of Series A Exchangeable Preferred Stock, at a price equal to 140% of the Stated Value, plus all accrued but unpaid dividends through the Redemption Date, unless the closing bid price on the Principal Market on the Redemption Date is less than the Market Price on the Original Issuance Date, in which event the Redemption Price shall be 125% of the Stated Value plus all accrued but unpaid dividends. In the event that the Corporation's Common Stock shall cease to be listed or quoted on a national securities exchange or The Nasdaq Stock Market, or a registration statement permitting resales by the holders of Exchange Shares is not effective within 180 days of the Original Issuance Date, then the Corporation shall, within fifteen (15) days of demand by any holder, redeem all of such holder's outstanding shares of Series A Exchangeable Preferred Stock at a price equal to 125% of the Stated Value, plus all accrued but unpaid dividends thereon through the Redemption Date. Such requested redemption shall be mandatory and the requesting holder of Series A Exchangeable Preferred Stock shall, from and after the Redemption Date, be a creditor of the Corporation for such purpose.

              (b) NOTICE OF REDEMPTION. The Corporation shall provide each holder of record of the Series A Exchangeable Preferred Stock being redeemed with written notice of redemption (the "Redemption Notice") not less than 10 days prior to any date stipulated by the Corporation for the redemption of the Series A Exchangeable Preferred Stock (the "Redemption Date"). The Redemption Notice shall contain (i) the Redemption Date, (ii) the number of shares of Series A Exchangeable Preferred Stock to be redeemed from the holder to whom the Redemption Notice is delivered,
       (iii) instructions for surrender to the Corporation of the certificate or certificates representing the shares of Series A Exchangeable Preferred Stock to be redeemed, and (iv) a procedure for the holder to specify the number of shares of Series A Exchangeable Preferred Stock to be exchanged into Common Stock pursuant to Section 5, subject to the limitation set forth in Section 7(c).


                                   EX 3.1 - 9

              (c) RIGHT TO EXCHANGE SERIES A EXCHANGEABLE PREFERRED STOCK UPON RECEIPT OF REDEMPTION NOTICE. Upon receipt of the Redemption Notice, the recipient thereof shall have the option, at its sole election, to specify what portion of the Series A Exchangeable Preferred Stock called for redemption in the Redemption Notice shall be redeemed as provided in this
       Section 7 or exchanged for Common Stock in the manner provided in Section 5 and limited to those shares which would otherwise be exchangeable pursuant to Section 5(b). If the holder of the Series A Exchangeable Preferred Stock called for redemption elects to exchange any of such shares then eligible for exchange, then such exchange shall take place on the Exchange Date specified by the holder, but in no event after the Redemption Date, in accordance with the terms of Section 5.

              (d) SURRENDER OF CERTIFICATES; PAYMENT OF REDEMPTION PRICE. On or before the Redemption Date, each holder of the shares of Series A Exchangeable Preferred Stock to be redeemed shall surrender the required certificate or certificates representing such shares to the Corporation (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation), in the manner and at the place designated in the Redemption Notice, and upon payment to the holder of the Redemption Price, each such surrendered certificate shall be cancelled and retired. If payment of such redemption price is not made in full by the Redemption Date, the Corporation's right to redeem any Series A Exchangeable Preferred Stock shall cease and be void, and the Holder shall again have the right to exchange the Series A Exchangeable Preferred Stock as provided in Section 5 hereof. If a certificate is surrendered and all the shares evidenced thereby are not being redeemed, the Corporation shall issue new certificates to be registered in the names of the person(s) whose name(s) appear(s) as the owners on the respective surrendered certificates and deliver such certificate to such person(s).

       8. NOTICES. In case at any time:

              (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

              (b) the Corporation shall offer for subscription PRO RATA to the holders of its Common Stock any additional shares of stock of any class or other rights; or

              (c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

              (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex or facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to each holder of any shares of Series A Exchangeable Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least twenty (20) business days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up


                                  EX 3.1 - 10
and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) business days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

       9. STOCK TO BE RESERVED. The Corporation, upon the effective date of this Certificate of Designations, has a sufficient number of shares of Common Stock available to reserve for issuance upon the exchange of all outstanding shares of Series A Exchangeable Preferred Stock. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the exchange of Series A Exchangeable Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the exchange of all outstanding shares of Series A Exchangeable Preferred. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued, fully paid and non-assessable. The Corporation will take all such action as may be so taken without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed to have a sufficient number of authorized but unissued shares of Common Stock to issue upon exchange of the Series A Exchangeable Preferred Stock. The Corporation will not take any action which results in any adjustment of the exchange rights if the total number of shares of Common Stock issued and issuable after such action upon exchange of the Series A Exchangeable Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

       10. NO REISSUANCE OF SERIES A EXCHANGEABLE PREFERRED STOCK. Shares of Series A Exchangeable Preferred Stock which are exchanged for shares of Common Stock as provided herein shall not be reissued.

       11. ISSUE TAX. The issuance of certificates for shares of Common Stock upon exchange of Series A Exchangeable Preferred Stock shall be made without charge to the holder for any United States issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Exchangeable Preferred Stock which is being exchanged.

       12. CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series A Exchangeable Preferred Stock or of any shares of Common Stock issued or issuable upon the exchange of any shares of Series A Exchangeable Preferred Stock in any manner which interferes with the timely exchange of such Series A Exchangeable Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

       13. DEFINITIONS. As used in this Certificate of Designations, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $0.001 par value per share, as constituted on the date of filing of these terms of the Series A Exchangeable Preferred Stock, and


                                  EX 3.1 - 11
shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon exchange of shares of Series A Exchangeable Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization, reclassification, or stock split of the outstanding shares thereof, the stock, securities or assets provided for in Subparagraph 5(f) and (g). Any capitalized terms used in this Certificate of Designations but not defined herein shall have the meanings set forth in that certain Exchangeable Preferred Stock and Warrant Purchase Agreement dated as of October 25, 1999 among the Corporation and the other persons signatory thereto, a copy of which will be provided to any stockholder of the Corporation upon request to the Secretary of the Corporation, without charge.

       14. LOSS, THEFT, DESTRUCTION OF PREFERRED STOCK. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing shares of Series A Exchangeable Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Exchangeable Preferred Stock certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates for Series A Exchangeable Preferred Stock, new certificates for Series A Exchangeable Preferred Stock of like tenor. The Series A Exchangeable Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 14 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statue existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

       15. WHO DEEMED ABSOLUTE OWNER. The Corporation may deem the person in whose name the Series A Exchangeable Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Exchangeable Preferred Stock for the purpose of exchange of the Series A Exchangeable Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such exchange shall be valid and effectual to satisfy and discharge the liability upon the Series A Exchangeable Preferred Stock to the extent of the sum or sums so paid or the exchange so made.

       16. REGISTER. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock, for the registration of the Series A Exchangeable Preferred Stock. Upon any transfer of the Series A Exchangeable Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Series A Exchangeable Preferred Stock register.

       17. WITHHOLDING. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Exchangeable Preferred Stock.


                                  EX 3.1 - 12

       18. HEADINGS. The headings of the Sections of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.

       IN WITNESS WHEREOF, Robert H. Gurevitch, President and Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations as of this 10th day of November, 1999.


                                       DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.


                                        By:  /S/ ROBERT H. GUREVITCH
                                             -----------------------------------
                                             Robert H. Gurevitch, President and
                                             Chief Executive Officer


Attest:


By:  /S/ ROBERT H. GUREVITCH
     -----------------------------------
     Robert H. Gurevitch, Secretary


                                  EX 3.1 - 13